Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The Sands Regent:

We have audited the accompanying consolidated balance sheets of The Sands Regent and Subsidiaries (the “Company”) as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Sands Regent and Subsidiaries at June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15, the 2005 and 2004 consolidated financial statements have been restated.

As discussed in Note 1, in 2006, The Sands Regent and Subsidiaries changed their method of accounting for share based compensation to conform to Statement of Financial Accounting Standards No. 123R, Share-Based Payments.

DELOITTE & TOUCHE LLP

Reno, Nevada

October 20, 2006

THE SANDS REGENT
CONSOLIDATED BALANCE SHEETS

	June 30,
	2006	2005
	(in thousands except share data)
		(As restated – See Note 15)
ASSETS
Current Assets
Cash and cash equivalents	$6,774	$4,018
Accounts receivable (net of allowance of $73 and $19 at June 30, 2006 and 2005, respectively)	1,141	580
Inventories	669	692
Federal income tax receivable	343	—
Prepaid expenses and other current assets	2,211	1,805
Total current assets	11,138	7,095
Property and Equipment
Land	14,576	10,007
Buildings and improvements	47,243	43,597
Equipment, furniture and fixtures	32,470	27,264
Leasehold improvements	178	178
Construction in progress	1,055	854
Total property and equipment	95,522	81,900
Less accumulated depreciation and amortization	48,502	42,992
Property and equipment, net	47,020	38,908
Other Assets
Goodwill	33,295	28,642
Other intangibles	12,031	12,426
Other	922	1,202
Total other assets	46,248	42,270
Total assets	$104,406	$88,273
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,726	$3,324
Accrued salaries, wages, and benefits	2,521	1,884
Other accrued expenses	1,987	398
Federal income tax payable	—	573
Deferred federal income tax liability	235	317
Current maturities of long-term debt	4,338	2,198
Total current liabilities	13,807	8,694
Long-term Debt	25,110	17,744
Deferred Federal Income Tax Liability	2,700	2,636
Total liabilities	41,617	29,074
Commitments and Contingencies—See Note 9	—	—
Stockholders’ Equity
Common stock; $0.10 par value; 20,000,000 shares authorized; shares issued and outstanding: 9,529,391 at June 30, 2006 and 9,376,766 at June 30, 2005	953	938
Additional paid-in-capital	28,082	26,938
Retained earnings	56,112	53,681
	85,147	81,557
Treasury stock; at cost; 2,403,000 shares	(22,358)	(22,538)
Total stockholders’ equity	62,789	59,199
Total liabilities and stockholders’ (deficiency) equity	$104,406	$88,273

The accompanying notes are an integral part of these consolidated financial statements.

THE SANDS REGENT
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended June 30,
	2006	2005	2004
	(in thousands except per share data)
		(As restated – See Note 15)	(As restated – See Note 15)
OPERATING REVENUES
Gaming	$55,190	$48,834	$31,797
Lodging	9,859	8,931	9,548
Food and beverage	12,356	11,557	7,537
Fuel and convenience store	20,734	17,171	16,245
Other	2,316	1,902	1,731
Gross revenues	100,455	88,395	66,858
Less promotional allowances	7,881	7,263	4,509
Net revenues	92,574	81,132	62,349
OPERATING EXPENSES
Gaming	22,156	20,202	13,669
Lodging	4,057	3,891	4,111
Food and beverage	8,231	7,538	4,935
Fuel and convenience store	20,052	16,425	15,411
Other	729	607	598
Maintenance and utilities	6,335	5,658	4,353
General and administrative	16,556	12,742	9,941
Depreciation and amortization	7,368	6,221	4,427
Loss on early termination of land lease	419	—	—
Loss on abandonment of new projects	—	11	48
Loss on disposition of property and equipment	289	62	46
	86,192	73,357	57,539
INCOME FROM OPERATIONS	6,382	7,775	4,810
OTHER INCOME (EXPENSE)
Interest and amortization of loan fees	(2,314)	(2,238)	(1,158)
Insurance settlement	—	200	—
Collections on previously reserved note receivable	—	—	4,393
Other income (expense), net	(2,314)	(2,038)	3,235
INCOME BEFORE INCOME TAX PROVISION	4,068	5,737	8,045
INCOME TAX PROVISION	(1,637)	(1,906)	(1,135)
NET INCOME	$2,431	$3,831	$6,910
NET INCOME PER SHARE
BASIC	$0.34	$0.59	$1.32
DILUTED	$0.32	$0.55	$1.24
WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,084	6,471	5,206
DILUTED	7,562	6,957	5,559

The accompanying notes are an integral part of these consolidated financial statements.

THE SANDS REGENT
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2006	2005	2004
	(in thousands)
		(As restated – See Note 15)	(As restated – See Note 15)
Operating Activities
Net income
Adjustments to reconcile net income to net cash provided by operating activities:	$2,431	$3,831	$6,910
Depreciation and amortization	7,368	6,221	4,427
Amortization of debt issuance costs	281	313	—
Share-based compensation expense	570	—	—
Excess tax benefits from share-based payment arrangements	(52)	—	—
Tax benefit from stock option exercises	—	248	—
Loss on disposal of property and equipment	289	62	46
Loss on abandonment of new projects	—	11	48
Loss on disposal of old ReTRAC bridge	382	—	—
Loss on early termination of land lease	419	—	—
Deferred federal income taxes	(18)	534	346
Collections on previously reserved note receivable	—	—	(4,393)
Changes in operating assets and liabilities:
Accounts receivable	(561)	133	(22)
Inventories	47	83	(66)
Prepaid expenses and other current assets	(256)	210	(234)
Other assets	321	(275)	285
Accounts payable	(708)	274	132
Accrued expenses	2,107	(566)	602
Federal income taxes payable/receivable	(864)	(113)	1,171
Net cash provided by operating activities	11,756	10,966	9,252
Investing Activities
Investment in property and equipment	(8,039)	(4,897)	(2,291)
Proceeds from sale of assets	40	56	149
Payments received on note receivable	—	—	4,393
Net cash paid for wholly owned subsidiary	(10,323)	—	(36,039)
Net cash used in investing activities	(18,322)	(4,841)	(33,788)
Financing Activities
Issuance of long-term debt	17,750	—	44,549
Payments associated with issuance of long-term debt in acquisitions	(257)	(40)	(819)
Payments associated with refinancing of long-term debt	—	—	(159)
Principal payments on long-term debt	(8,271)	(16,152)	(20,678)
Excess tax benefits from share-based payment arrangements	52	—	—
Issuance of Company common stock	48	9,310	3,121
Payments associated with the issuance of common stock	—	(668)	—
Net cash provided by (used in) financing activities	9,322	(7,550)	26,014
Net increase (decrease) in cash and cash equivalents	2,756	(1,425)	1,478
Cash and cash equivalents, beginning of year	4,018	5,443	3,965
Cash and cash equivalents, end of year	$6,774	$4,018	$5,443
Supplemental disclosure of cash flow information
Interest paid	$1,810	$1,784	$894
Federal income taxes paid (refunded)	$2,519	$1,237	$(375)
Supplemental disclosure of non-cash investing and financing activities
Payables for capital expenditures	$2,400	$290	$295
Debt to equity conversion		$849
Issuance of common stock to acquire subsidiary	$596
Fair value of assets acquired and liabilities assumed in business combinations
Current assets, net of cash acquired	$235		$622
Property and equipment	5,738		6,657
Intangibles	4,958		29,424
Current liabilities	(12)		(664)
Common stock issued	(596)		—
Cash paid, net of cash acquired	$10,323		$36,039

The accompanying notes are an integral part of these consolidated financial statements.

THE SANDS REGENT
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional
	Common Stock		paid-in	Retained	Treasury Stock
	Shares	Amount	capital	earnings	Shares	Amount	Total
	(in thousands)
				(As restated – See Note 15)			(As restated – See Note 15)
Balances June 30, 2003 as previously reported	7,357	$736	$13,967	$43,186	2,403	$(22,358)	$35,531
Adjustment				(246)			(246)
Balances, July 1, 2003 (as restated)	7,357	$736	$13,967	$42,940	2,403	$(22,358)	$35,285
Net income				6,910			6,910
Stock options exercised	193	19	315				334
Issuance of Company common stock to private investor	500	50	2,391				2,441
Issuance of warrant to purchase Company common stock			345				345
Balances, June 30, 2004	8,050	$805	$17,018	$49,850	2,403	$(22,358)	$45,315
Net income				3,831			3,831
Stock options exercised	38	4	66				70
Issuance of Company common stock to private investor	1,120	112	6,847				6,959
Issuance of Company common stock in debt to equity conversion	169	17	1,083				1,100
Issuance of warrant to purchase Company common stock			1,613				1,613
Discount on convertible debt and warrant to purchase Company common stock			63				63
Disqualifying dispositions of incentive stock options			248				248
Balances, June 30, 2005	9,377	$938	$26,938	$53,681	2,403	$(22,358)	$59,199
Net income				2,431			2,431
Issuance of Company common stock for acquisition of assets	69	7	589				596
Stock options exercised	21	2	46				48
Excess tax benefit of Company stock options exercised			52				52
Warrants converted	11	1	(1)				—
Share-based compensation expenses			463				463
Issuance of restricted shares net of forfeitures	51	5	(5)				—
Balances, June 30, 2006	9,529	$953	$28,082	$56,112	2,403	$(22,358)	$62,789

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)                                  Principles of consolidation, and basis of presentation

The accompanying Consolidated Financial Statements include the accounts of The Sands Regent (the “Company”) and its wholly-owned subsidiaries:  Plantation Investments, Inc. (“Plantation”), Zante, Inc. (“Zante”), Last Chance, Inc. (“Last Chance”), and Dayton Gaming, Inc., (Dayton Depot).  The Company and its subsidiaries are incorporated in Nevada.

On May 1, 2004, the Company acquired 100% of the common stock of Plantation, which operates the Rail City Casino (“Rail City”) in Sparks, Nevada.  The year ended June 30, 2004 includes two months of Rail City operations, whereas the years ended June 30, 2006 and 2005 have a full 12 months of operations presented.

Zante owns and operates the Sands Regency Casino/Hotel (“Sands”) in downtown Reno, Nevada, and a small slot machine route, Pericles Distributing, which operates in the greater Reno area.

In December 2001, the Company formed Last Chance, which on June 1, 2002 acquired the Gold Ranch Casino and RV Resort in Verdi, Nevada, and California Prospectors, Ltd. (“California Prospectors”), a Nevada limited liability company, which operates a California lottery station.  Together, Last Chance and California Prospectors are presented as “Gold Ranch.”

On March 31, 2005, the Company formed Dayton Gaming, Inc. for the purpose of acquiring the assets of the Dayton Depot and Red Hawk Sports Bar (together, the “Dayton Depot Casino”) in Dayton, Nevada.  On September 1, 2005, the Company completed the acquisition and, accordingly, ten months of the results of operations for Dayton Depot Casino are included in the Company’s Consolidated Financial Statements for the year ended June 30, 2006.

All significant intercompany balances and transactions have been eliminated in consolidation.

Year-over-year comparisons are affected by the May 1, 2004 acquisition of Rail City and the September 1, 2005 acquisition of Dayton Depot.  The following unaudited pro forma consolidated financial information that is presented as if the acquisition of Rail City was completed July 1, 2003 and as if the acquisition of Dayton Depot had been completed on July 1, 2003:

	For the years ended June 30,
(in thousands)	2006	2005	2004
Net revenues as reported	$92,574	$81,132	$62,349
Pro forma Rail City revenues July 2003—April 2004 (10 months)	—	—	20,841
Pro forma Dayton Depot revenues July 2003—June 2004 (12 months)	—	—	5,136
Pro forma Dayton Depot revenues July 2004—June 2005 (12 months)	—	5,477	—
Pro forma Dayton Depot revenues July—August 2005 (2 months)	913	—	—
Pro forma net revenues	93,487	86,609	88,326
Net income as reported	2,431	3,831	6,910
Pro forma Rail city net income July 2003—April 2004 (10 months)	—	—	1,340
Pro forma Dayton Depot net income July 2003—June 2004 (12 months)	—	—	616
Pro forma Dayton Depot net income July 2004—June 2005 (12 months)	489	—
Pro forma Dayton Depot net income July 2005—August 2005 (12 months)	82	—	—
Pro forma net income	$2,513	$4,320	$8,866
Pro forma earnings per share
Basic	$0.35	$0.67	$1.70
Diluted	$0.33	$0.62	$1.59

In the opinion of management, all adjustments and normally recurring accruals necessary to present fairly the financial condition of the Company as of June 30, 2006, 2005, and 2004 have been included.

(b)                                 Nature of operations

The Company owns Nevada style casinos, a slot route and a California lottery station in the greater Reno, Nevada area and defines itself as a “Gaming and Entertainment” company.  The Company also has significant gaming support facilities, including an 833 room hotel, multiple food and beverage venues, a 105 space RV Park, a high-volume gas station, a convenience store, as well as other ancillary services.

Gaming operations are subject to extensive regulation by the authorities in Nevada.  Additionally, the State of California regulates the lottery operations at Gold Ranch.  Management believes that the Company’s procedures for supervising gaming operations and recording casino and other revenues comply in all material respects with the applicable regulations.

(c)                                 Advertising costs

Advertising costs are expensed as incurred and the company has no direct-response advertising reported as an asset.

(d)                                 Operating revenues

Gaming revenue represents the Company win from gaming activities, which is the net of gaming wins and losses.  Additionally, net win is reduced by a provision for anticipated payouts on progressive jackpots and on slot participation payments due third-parties.  The majority of gaming revenue is in the form of cash and therefore is not subject to any significant or complex revenue estimation or realization procedures.  Lodging and Food and Beverage revenues include the retail value of rooms, food, and beverage provided to customers on a complimentary basis.  These amounts are then deducted as promotional allowances to arrive at net revenues.  The estimated cost of providing these promotional allowances was charged to Gaming expense as follows:

	Year Ended June 30,
(in thousands)	2006	2005	2004
Lodging	$656	$643	$506
Food and beverage	4,130	3,768	1,983
	$4,786	$4,411	$2,489

Other operating revenue is comprised of casino/hotel ancillary services and other operating expenses are the expenses associated with those revenues.  The revenues and operating expenses for the gas station and convenience store at Gold Ranch have a separate category-Fuel and convenience store.

(e)                                 Cash and cash equivalents

Cash equivalents have an original maturity of three months or less, and are carried at cost, which approximates market.  Any negative cash balances have been reclassified to accounts payable.  FDIC Insurance limits are $100,000 per account.  The Company could be at risk for any balances above the FDIC limits.

(f)                                   Inventories

Inventories consist primarily of food, beverage, gasoline, and operating supplies and are stated at the lower of cost (determined on an average cost basis) or market.

(g)                                Property and equipment

Property and equipment are stated at cost.  Depreciation and amortization is computed primarily by the straight-line method over the estimated useful lives of the assets.  These lives range between 5 to 35 years for buildings and improvements and 1 to 20 years for equipment, furniture, and fixtures.  Leasehold improvements are amortized over their estimated useful life or the life of the lease, whichever is shorter.  Assets sold or otherwise disposed of are removed from the property accounts and the resulting gains or losses are included in income.

(h)                                Capitalized interest

Interest associated with major construction projects is capitalized.  When no debt is incurred specifically for a project, interest is capitalized on amounts expended for a project using our weighted average cost of borrowing.  Capitalization of interest ceases when the project or discernible portions of the project are substantially complete.  We amortize capitalized interest over the estimated useful life of the related asset.  Capitalized interest was not a material amount for the three year period presented.

(i)                                   Debt issuance costs

Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the term of the debt instrument.  Unamortized debt issuance costs are included in other assets on the balance sheet.

(j)                                   Self-insurance accrued liability

The Company is self-insured for various levels of general liability, worker’s compensation, and employee dental insurance.  Insurance claims and reserves include estimated settlements for known claims, as well as accrued estimates of incurred but not reported claims.  In estimating these costs, the Company makes judgments based on historical claims experience, accident frequency, severity, and the experience of industry agents, administrators, and others, as appropriate.  Actual self-insurance liabilities have not differed materially from accrued estimated amounts for the years presented.

(k)                               Litigation accrued liability

The Company assesses its exposure to loss contingencies including legal matters and provides for an exposure if it is judged to be probable and estimable.  If the actual loss from a contingency differs from management’s estimate, operating results could be impacted.

In the year ended June 30, 2003, the Company incurred $0.5 million in legal fees and settlement costs associated with a personal injury claim, which arose out of an April 2000 incident.  The Company had maintained general liability insurance to protect itself from claims in excess of a contracted deductible.  However, subsequent to the incident which resulted in the claim, the Company was informed that the insurance carrier during the period, Legion Indemnity, had become insolvent and was not expected to make any payment to the claimant or the Company.  In July 2003, the Company settled with the claimant and sought recovery of its loss from the Company’s insurance broker at the time.  In October 2004, we settled with our insurance broker for $0.2 million, net of attorney’s fees.

(l)                                   Customer reward program accrued liability

The Company has in place a rewards system based on customer gaming play.  Rewards are redeemable for complimentary hotel rooms, food, beverage, merchandise, and in many cases, cash.  A significant amount of rewards earned by customers expire without redemption.  The Company estimates the percentage of rewards earned that will be redeemed based on experience and/or special circumstances, if any.  For instance, it is less likely customers will redeem small balances than large balances.  Additionally, locals have a higher redemption rate than non-locals.  Actual customer reward liabilities have not differed materially from accrued estimated amounts during the years presented.

(m)                             Goodwill and other intangible assets

Intangible assets consist of trademarks/trade names, customer database(s), grandfathered gaming license(s), a below-market land lease (which was terminated in December 2005) and goodwill.  Goodwill and other indefinite lived intangibles are reviewed annually for impairment by management using a direct value method, and if an impairment of value exists, an impairment loss will be recorded.  Refer to Note 3 for a more complete description of the Company’s goodwill and other intangibles.

(n)                                Impairment of long-lived assets

Asset listings are maintained by the Company and are grouped by revenue center or by department.  Revenues and certain direct costs can be linked to individual assets, but the lowest level for which identifiable cash flows can be determined that are largely independent of the cash flows of other assets and liabilities is at the property level.  Therefore, whenever events or circumstances indicate that a property’s carrying amount may not be recoverable; its carrying value is compared to the anticipated current and projected cash flows of the asset, or group of assets, to determine if impairment has occurred.  The Company does not believe that any events or circumstances have occurred that would require the realization or recognition of an impairment charge.

(o)                                 Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents.  The Company maintains cash in bank accounts with balances, at times, in excess of federally insured limits.  The Company has not experienced losses in such accounts and believes it is not exposed to significant credit risk on its cash and cash equivalents.

(p)                                 Income taxes

Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards “SFAS” No. 109—“Accounting for Income Taxes.”  In accordance with SFAS No. 109, the asset and liability method of accounting for income taxes is utilized whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS No. 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.  The Company had a March 31 tax year-end through March 31, 2005, at which time the Company converted to a June 30, tax year which coincides with its fiscal year.

(q)                                 Fair value of financial instruments

The Company calculates the fair value of financial instruments and includes this additional information in the Company’s Notes to Consolidated Financial Statements when the fair value is different than the book value of those financial instruments.  When fair value is equal to book value, no additional disclosure is made.  Fair value is determined using quoted market prices whenever available.  When quoted market prices are not available, the Company uses alternative valuation techniques such as calculating the present value of estimated future cash flows utilizing discount rates commensurate with the risks involved.  It is estimated that the carrying amounts of the Company’s financial instruments approximate fair value at June 30, 2006.

(r)                                 Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(s)                                 Recently issued accounting pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), replacing SFAS No. 123, “Accounting for Stock-Based Compensation,” and superseding Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”  SFAS 123(R) requires the recognition of share-based compensation in the financial statements.  SFAS 123(R) is effective as of the first annual reporting period that begins after June 15, 2005 and was adopted by the Company on July 1, 2005.  See Note 6.

In March 2005, the FASB issued Interpretation 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143.”  This interpretation clarified the term “conditional asset retirement obligation” and also clarified the requirement to recognize a liability for the fair value of such an obligation when incurred if the liability’s fair value can be reasonably estimated.  The Company is required to adopt this statement on July 1, 2006 and does not expect its adoption to have a material effect on its financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.”  This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  Additionally, this statement provides guidance on recording and disclosing changes in accounting estimates.  The Company is required to adopt this statement on July 1, 2006 and does not expect its adoption to have a material effect on its financial statements.

In November 2005, the FASB issued Financial Accounting Standard Board Staff Position FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (FSP 115-1), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss.  FSP 115-1 also includes accounting considerations subsequent to the recognition of a other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments.  The Company was required to adopt this statement January 1, 2006 which adoption did not have a material impact on its financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”).  SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis.  This statement is effective for all financial instruments acquired or issued after July 1, 2007.  The Company does not expect the adoption of SFAS 155 to have a material impact on its consolidated financial position or results of operations.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in tax positions.  This Interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.  The provisions of FIN 48 are effective as of the beginning of the Company’s 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.  The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

(t)                                   Stock option program

On July 1, 2005, the Company adopted SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”) which requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award.  The Company has elected to use the Modified Prospective Transition method such that SFAS No. 123R applies to the unvested portion of existing awards, new awards and to awards modified, repurchased or canceled after the effective date.  During the year ended June 30, 2006, the Company recognized $0.5 million of compensation related expense to non-vested share based compensation arrangements (See Note 6 – Equity Incentive Plans).

Prior to the adoption of SFAS No. 123R, the Company measured compensation expense for its employee stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25.  The Company applied the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” as if the fair-value-based method had been applied in measuring compensation expense.  Under APB Opinion No. 25, when the exercise price of the Company’s employee stock options was equal to the market price of the underlying stock on the date of the grant, no compensation expense was recognized.

The following table illustrates the pro forma effect on net income and net income per share as if the Company had accounted for its stock-based employee compensation using the fair value provisions of SFAS No. 123R for the years ended June 30, 2005 and 2004:

	Year ended June 30,
	2005	2004
	(in thousands except per share data)
Net income, as reported	$3,831	$6,910
Add compensation included in Net Income, net of tax effect	—	—
Deduct pro forma compensation expense, net of tax effect	(216)	(113)
Pro forma net income	$3,615	$6,797
Basic earnings per share:
As reported	$0.59	$1.32
Pro forma	0.56	1.30
Diluted earnings per share:
As reported	$0.55	$1.24
Pro forma	0.52	1.22

The fair values of share-based compensation for restrictive shares granted during the year ended June 30, 2006 were based upon the market price on the date of grant.  The fair values of share-based compensation for incentive and non-qualified shares granted during prior years were estimated using a Black-Scholes option-pricing model with the following assumptions:

	Year ended June 30,
	2006	2005	2004
Expected stock price volatility	N/A	54%	100%
Risk-free interest rate	N/A	2.8%	3.0%
Expected option lives	N/A	5.0 Years	2.4 Years
Expected dividends	N/A	0.0%	0.0%
Forfeiture rates	N/A	16.0%	0.0%
Weighted-average fair value of options granted during the period	N/A	$10.21	$3.56

(u)                                Reclassifications

Certain reclassifications have been made in the prior two year’s consolidated financial statements to conform to the current year presentation.  The Company reclassified loss on abandonment of new projects for June 30, 2005 and 2004 of $0.01 million and $0.05 million, respectively and loss on disposition of property and equipment at June 30, 2005 and 2004 of $0.06 million and $0.05 million, respectively, from non-operating to operating expense.  These reclassifications did not have an effect on net income in the statements of operations, or on net cash provided by operating activities in the statement of cash flows.

NOTE 2—PREFERRED SHARES

As of June 30, 2006, 2005 and 2004, the Company has authorized 5,000,000, $.10 par value preferred shares of which none were issued and outstanding.

NOTE 3—INTANGIBLES AND GOODWILL

Intangible Balances

	June 30, 2006				June 30, 2005
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
(in thousands)	Amount	Amortization	Net	Amount	Amortization	Net
Finite-lived intangible assets:
Customer list/relationships	$1,190	$975	$215	$1,190	$709	$481
Under-market land lease (1)	—	—	—	448	21	427
Non-compete agreement	45	7	38	—	—	—
	1,235	982	253	1,638	730	908
Indefinite-lived intangible assets:
Grandfathered gaming license	7,205	—	7,205	7,205	—	7,205
Trademark/trade name	4,478	—	4,478	4,303	—	4,303
Other	95	—	95	10	—	10
	11,778	—	11,778	11,518	—	11,518
Total	$13,013	$982	$12,031	$13,156	$730	$12,426

(1)                                  With the purchase of 2.58 acres of land adjacent to Rail City Casino on December 20, 2005, for $901,000, the Company recorded a non-cash charge of $419,000 to the unamortized value of the under-market land lease relating to early termination of the lease on the land from the State of Nevada.

Amortization of Intangibles

Customer lists are amortized over a seven year period, at an accelerated rate, and non-compete agreements are amortized over five years on a straight-line basis.  The expense associated with the amortization of intangibles was $0.3 million for the year ended June 30, 2006 and $0.6 million for the year ended June 30, 2005.  The annual amortization expense is expected to be as follows:

	Fiscal
(in thousands)	Year	Amortization
	2007	$128
	2008	62
	2009	33
	2010	20
	2011	10

Goodwill Changes and Balances by Segment

(in thousands)	Rail City	Gold Ranch	Dayton Depot	Total
Balance, July 1, 2004	$17,656	$11,018	$—	$28,674
Adjustment	(32)	—	—	(32)
Balance, June 30, 2005	17,624	11,018	—	28,642
Dayton Depot acquisition	—	—	4,653	4,653
Balance, June 30, 2006	$17,624	$11,018	$4,653	$33,295

NOTE 4—GAIN ON NOTE RECEIVABLE

In December 1998, the Company sold its interest in the Copa Casino (“Copa”) in Gulfport, Mississippi.  At the time the sale was recorded, the Company reserved approximately $5.6 million of the original $8.0 million note due to collectibility concerns.  In January, 2003, the Company began receiving payments which exceeded the net amount of the receivable originally recorded.  The Company settled its receivable from the Copa sale in full on November 28, 2003, when it received a negotiated $4.0 million cash payment.  In the year ended June 30, 2004, the Company recognized a total $4.4 million gain on final settlement of the Copa note.  The settlement amount was not subject to income tax as the Company’s tax basis in the Copa was higher than the financial gain realized.  Further, the Company took an additional $1.0 million write-down for tax purposes, which further reduced the federal income tax provision in fiscal 2004.

NOTE 5—LONG-TERM DEBT

In connection with the acquisition of Dayton Depot Casino on September 1, 2005, the Company executed an amended and restated syndicated financing arrangement (“Credit Agreement”) through Wells Fargo Bank.  The Credit Agreement provided for a 5-year $22 million term loan collateralized by substantially all property and equipment of Plantation Investments, Inc., Zante, Inc. and Dayton Gaming, Inc., and the furniture, fixtures and equipment of Last Chance, Inc.  As the term loan is paid down, no additional borrowings may be taken on the loan.  The Company’s current book value of the security interest on the loan is approximately $35 million.  Terms of this note require that the principal outstanding be reduced to $14.9 million by June 30, 2007, to $10.5 million by June 30, 2008 and to $5.5 million by June 30, 2009.  The note matures on September 1, 2010 with any remaining principal and interest under the note becoming due and payable.  The note has a variable interest rate based on LIBOR and/or the U.S. Prime Index plus the applicable margin as defined in the agreement.  The interest rate at June 30, 2006 was LIBOR plus 2.25% or Prime plus 0.75% and at June 30, 2005 was LIBOR plus 2% or Prime plus 0.5%.  The weighted average interest rate was 6.52% at June 30, 2006 and 5.38% at June 30, 2005.

Also part of the Credit Agreement, the Company secured a Wells Fargo Bank syndicated, 5-year $25 million revolving credit facility with collateralization and terms which are substantially similar to the term loan.  The loan is also collateralized by substantially all property and equipment of Plantation Investments, Inc., Zante Inc., and Dayton Gaming Inc., as well as the furniture, fixtures and equipment of Last Chance, Inc.  Terms of this note require that the variable interest rate based on LIBOR and/or U.S. Prime Index plus the applicable margin defined in the agreement.  The interest rate at June 30, 2006 was LIBOR plus 2.25% or Prime plus 0.75% and at June 30 2005, LIBOR plus 2% or Prime plus 0.5%.  The weighted average interest rate on the revolving credit facility at June 30, 2006 and June 30, 2005 was 7.24% and 6.50% respectively.  As of June 30, 2006 and 2005, the unused amounts on the revolving credit facility were $14.7 million and $18.6 million, respectively.  This credit facility requires interest only payments and matures on September 1, 2010, with any unpaid interest or principal due and payable.

The bank term loan and revolving credit facility (Credit Agreement), which had outstanding aggregate borrowings of $29 million at June 30, 2006, requires the Company to be in compliance with certain financial and other covenants, restricts future encumbrances, and limits situations where a change in control in the Company may occur.  The financial covenants include the requirement for a maximum tolerable leverage ratio of 3.00:1.00 during this period.  This ratio is computed by the ratio of total debt to EBITDA (earnings before interest expense, taxes, depreciation and amortization) and certain other financial ratios must be maintained.  The Company believes that it is in compliance with all covenants and restrictions at June 30, 2006.

The Company currently has a convertible promissory note held by David R. Belding, an investor.  The note, issued on March 25, 2004, has a security interest in furniture, fixtures and equipment of Last Chance, Inc., and was convertible into 246,012 shares of company common stock at a conversion price of $6.52 per share.  In October 2004 and December 2004, Mr. Belding converted $1.1 million of the original $1.6 million convertible debt into 168,711 shares.  The balance on his debt of $0.5 million at June 30, 2006 is convertible into 77,301 shares of common stock.  The note bears a fixed interest rate of 7.5%, an effective rate of 9.6% and requires no principal payment until maturity on March 25, 2007 at which time all principal and interest is due and payable unless extended at Mr. Belding’s option for up to two additional years.  The amount outstanding is discounted by $63,398 at June 30, 2006 and $94,712 at June 30, 2005 which represents the issued discount.  Additionally, $3,540 and $8,260 represent the unamortized value of the premium on the Belding note at June 30, 2006 and June 30, 2005.  (Refer to Note 11).

The balances and types of debt for June 30, 2006 and June 30, 2005 are listed below:

	June 30,
(in thousands)	2006	2005
Wells Fargo Bank syndicated term loan	$18,700	$16,125
Wells Fargo Bank syndicated revolving credit facility	10,300	3,375
Convertible promissory note held by David R, Belding, an investor	437	409
Other	11	33
	29,448	19,942
Less current maturities	4,338	2,198
Long-term portion outstanding	$25,110	$17,744

Long-term debt is payable as follows:

Year Ending June 30,	Amount
(in thousands)
2007	$4,338
2008	4,377
2009	4,933
2010	5,500
2011	10,300
$29,448

NOTE 6—EQUITY INCENTIVE PLANS

The Company has two stock option incentive plans:  (1) the Second Amended and Restated Stock Option Plan (the “Second Restated Plan”) and (2) the 2004 Equity Incentive Plan (the “2004 Plan”).  The Second Restated Plan provides for the granting of incentive stock options, as well as non-qualified stock options to executives and key independent (non-employee) directors.  Generally, stock options granted to employees fully vest four years from the grant date and in one year for directors and have a term of ten years.  No new options were granted pursuant to this plan after June 30, 2005.

The 2004 Plan provides for the granting of incentive and non-qualified stock options as well as restricted stock to executives, key employees, consultants and independent directors.  On September 1, 2005, the Company issued 36,600 shares of restricted stock pursuant to the 2004 plan to employees which vest 25% annually, starting one year from the date of grant.  On November 7, 2005, the Company issued 17,500 shares of restricted stock pursuant to the 2004 plan to independent members of the board of directors vesting one year from the date of grant.  In November 2005, 2,600 restricted shares of stock previously issued to employees were forfeited due to cancellation of employment with the Company.  The Company recognizes share-based compensation expense over the requisite service period of the individual grants and awards which are generally equal to the vesting period.

A summary of the Company’s Equity Incentive Plans is presented in the following table:

	Shares	Shares	Plan
Name of Plan	Authorized	Available	Expiration
Second Amended and Restated Stock Option Plan	1,100,000	6,114	8/14/2010
2004 Equity Incentive Plan	500,000	413,500	8/23/2014
		419,614

Incentive and non-qualified stock options

A summary of option activity under the Company’s incentive and non-qualified stock option plans is presented below:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic Value
	Shares	Exercise Price	Term (Years)	(in thousands)
Outstanding at July 1, 2003	731,000	$1.92
Granted	100,000	5.99
Exercised	(192,500)	1.74		$665
Forfeited/cancelled	—	—
Outstanding at June 30, 2004	638,500	$2.61
Granted	72,500	10.21
Exercised	(38,500)	1.81		$425
Forfeited/cancelled	—	—
Outstanding at June 30, 2005	672,500	$3.48
Granted	—	—
Exercised	(20,500)	2.39		$157
Forfeited/cancelled	—	—
Outstanding at June 30, 2006	652,000	$3.51	4.9	$7,166
Exercisable at June 30, 2006	580,750	$3.02	4.6	$6,667

A summary of the status of the company’s non-vested stock options under the Company incentive and non-qualified stock option plans as of June 30, 2006 and changes during the year then ended is presented below:

		Weighted-	Aggregate
		Average	Intrinsic
		Grant-Date	Value (in
	Shares	Fair Value	thousands)
Non-vested at July 1, 2005	162,500	$7.31	$1,169
Granted	—	—
Vested	(91,250	7.16	$(670)
Forfeited	—	—
Non-vested at June 30, 2006	71,250	$7.49	$499

At June 30, 2006, there was $0.1 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted pursuant to the Company incentive and non-qualified stock option plans.  The cost is expected to be recognized over a weighted-average period of three years.  For the year ended June 30, 2006, compensation expense of $0.2 million related to stock options issued prior to July 1, 2005 is included in general and administrative expenses.

Restricted shares

A summary of the Company’s outstanding restricted shares as of June 30, 2006, and changes during the year then ended is presented below:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic Value
	Shares	Exercise Price	Term (Years)	(in thousands)
Outstanding at July 1, 2005	—	$—
Granted	54,100	9.87
Exercised	—	—
Forfeited or expired	(2,600)	10.00
Outstanding at June 30, 2006	51,500	$9.86	2.2	$747

At June 30, 2006, there was $0.3 million of unrecognized compensation cost related to non-vested share-based compensation arrangements granted pursuant to the Company restricted stock plan.  Compensation expense of $0.3 million and $0.1 million related to the grant of restricted stock and performance bonus incentive plan, respectively, are included in general and administrative expenses for the year ended June 30, 2006.

NOTE 7—FEDERAL INCOME TAXES

The Company’s income tax provision consists of the following:

	Year ended June 30,
(in thousands)	2006	2005	2004
Current	$(1,655)	$(1,371)	$(789)
Deferred	18	(535)	(346)
	$(1,637)	$(1,906)	$(1,135)

The Company’s effective tax rate differs from the federal statutory rate as follows:

	Year ended June 30,
	2006	2005	2004
Federal statutory tax rate	35.0%	35.0%	35.0%
Surtax exemption	-1.0%	-1.0%	-1.0%
Effect of non-deductible merger fees	6.4%	0.0%	0.0%
Reversal of valuation allowance (1)	—	—	-19.5%
Other	-0.2%	-0.8%	-0.4%
	40.3%	33.2%	14.1%

(1)                                  In the year ended June 30, 2004, as discussed in Note 4, a note receivable from the sale of a Mississippi casino owned by the Company until December 1998, provided for a deferred tax asset and corresponding valuation allowance based on the uncertainty of receiving future payments.  In December 2003, the Company settled with the debtor of this obligation and received an amount in excess of the net deferred tax asset previously recognized.  With the settlement amount, the Company reversed the valuation allowance and then applied payment to the deferred tax asset.  The reversal of the valuation allowance had the effect of reducing the Company’s effective income tax rate to 14.3% for the year ended June 30, 2004.

Below are the components of the Company’s net deferred federal income tax liability as follows at:

	June 30,
(in thousands)	2006	2005
Deferred tax assets:
Accrued vacation not currently deductible	$241	$244
Other accrued expenses not currently deductible	90	36
Share-based compensation expense	156	—
Other	30	17
	517	297
Deferred tax liabilities:
Difference between book and tax amortization	(2,327)	(1,394)
Difference between book and tax depreciation	(373)	(1,242)
Prepaid expenses not currently recognized	(752)	(614)
	(3,452)	(3,250)
Net deferred federal income tax liability	$(2,935)	$(2,953)

NOTE 8—EARNINGS PER SHARE

Earnings per share is calculated in accordance with SFAS No. 128—“Earnings per Share.”  SFAS 128 provides for the reporting of “basic” or undiluted earnings per share, and “diluted” earnings per share.  Basic earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period.  Diluted earnings per share reflect the addition of potentially dilutive securities, which for the Company, consist of stock options, convertible debt and warrants.  Dilution is determined based upon the assumption that the options, the convertible debt, and the warrant are exercised or converted.  The weighted average number of shares outstanding for the calculation of diluted earnings per share includes the dilutive effect of the Company’s stock options, convertible debt and outstanding warrants unless the associated strike price(s) exceeds the average closing price in the period.

The following shares were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive:

	Year ended June 30,
	2006	2005	2004
Stock options	—	35,000	60,000
Restricted shares	—	—	—
Convertible debt	—	77,301	246,012
Warrants	—	336,000	100,000
	—	448,301	406,012

The following is a reconciliation of the earnings (numerator) and number of shares (denominator) used in the basic and diluted earnings per share computations:

	Year Ended June 30,
	2006	2005	2004
	(in thousands except per share data)
Basic Earnings per Share Calculation
Net income	$2,431	$3,831	$6,910
Weighted Average Shares Outstanding:
Common stock	7,084	6,471	5,206
Basic earnings per share:	$0.34	$0.59	$1.32
Diluted Earnings per Share Calculation
Net income	$2,431	$3,831	$6,910
Interest on convertible debt, net of amortization of debt issuance costs	23	—	—
Net income for diluted earnings	$2,454	$3,831	$6,910
Weighted Average Shares Outstanding:
Common stock	7,084	6,471	5,206
Common stock equivalents	478	486	353
Diluted shares	7,562	6,957	5,559
Diluted earnings per shares	$0.32	$0.55	$1.24

NOTE 9—COMMITMENTS AND CONTINGENCIES

The Company has two obligations for contractual obligations:

•                                          Contractual lease obligations to Prospector Gaming Enterprises (‘PGE”) on real property in connection with the Gold Ranch acquisition agreement providing for a minimum base payment schedule of $575,000 per year.  The contract runs from January 1, 2000 to January 1, 2022 subject to renewal of the contract for up to 20 additional years.  The lease is subject to escalation based on the property meeting certain revenue thresholds.  Management does not believe these thresholds will be met without major expansion of the gaming facilities.

•                                          At June 30, 2006, there were two construction projects which had not been completed.  Dayton Depot had unpaid costs of $.2 million and Rail City had unpaid costs of $7.5 million.  Management believes that both projects will be completed by June 30, 2007, with an estimated total cost of $13.5 million and $0.4 million respectively.

The Company is also party to various legal actions, proceedings and pending claims arising in the normal conduct of business.  We maintain general liability insurance to protect us from costs exceeding a contracted deductible.  Fees associated in connection with the merger of Herbst were accrued at June 30, 2006, in the amount of $150,000 which has been reflected in general and administrative expenses.  For all other pending claims, management believes that the final outcomes of these matters will not have a material adverse effect upon the Company’s financial position and results of operations.

Contingencies

On September 1, 2006, the Company’s shareholders approved the proposed acquisition by Herbst, at a special shareholders’ meeting.  Votes to approve the proposed acquisition represented approximately 67% of the company’s outstanding shares.

The Sands Regent anticipates closing the acquisition, pending receipt of gaming approvals and other applicable conditions, by the end of the calendar year 2006.

NOTE 10—BUSINESS SEGMENTS

In accordance with SFAS No. 131—“Business Segments and Related Information,” the Company reports business segment information based on geographic location.  The following is a breakdown of various data by location as of and for the respective fiscal years ended.  Financial information related to Rail City, acquired May 1, 2004, and Dayton Depot Casino, acquired September 1, 2005 is included from their respective dates of acquisition.

	For the years ended June 30,
(in thousands)	2006	2005	2004
Net revenues
Rail City Casino	$25,642	$24,679	$4,139
Sands Regency Casino/Hotel	34,540	32,127	34,408
Gold Ranch Casino and RV Resort	27,994	24,334	23,802
Dayton Depot Casino	4,401	—	—
Corporate	(3)	(8)	—
Consolidated net revenues	$92,574	$81,132	$62,349
Income (loss) from operations
Rail City Casino	$6,401	$6,481	$1,020
Sands Regency Casino/Hotel	2,680	2,023	3,697
Gold Ranch Casino and RV Resort	790	1,329	1,829
Dayton Depot Casino	797	—	—
Corporate	(4,286)	(2,058)	(1,736)
Consolidated income from operations	$6,382	$7,775	$4,810
Depreciation and amortization
Rail City Casino	$2,104	$2,126	$317
Sands Regency Casino/Hotel	3,714	3,512	3,426
Gold Ranch Casino and RV Resort	859	583	684
Dayton Depot Casino	668	—	—
Corporate	23	—	—
Consolidated depreciation and amortization	$7,368	$6,221	$4,427

	For the years ended June 30,
(in thousands)	2006	2005	2004
Capital expenditures
Rail City Casino	$3,799	$1,588	$13
Sands Regency Casino/Hotel	1,806	1,644	1,958
Gold Ranch Casino and RV Resort	499	1,665	320
Dayton Depot Casino	1,911	—	—
Corporate	24	—	—
Consolidated capital expenditures	$8,039	$4,897	$2,291
Assets
Rail City Casino	$41,052	$38,470
Sands Regency Casino/Hotel	33,896	33,146
Gold Ranch Casino and RV Resort	16,289	16,657
Dayton Depot Casino	13,169	—
Consolidated assets	$104,406	$88,273

NOTE 11—DEBT AND EQUITY FINANCING BY PRIVATE INVESTORS

On March 25, 2004, the Company completed a financing arrangement by which it issued to Mr. David Belding, a private investor (i) 500,000 shares of common stock for $5.22 per share, (ii) a warrant to purchase up to 100,000 shares of common stock at an exercise price of $7.82 per share, and (iii) a secured convertible note in the amount of $1,604,000, with a conversion price of $6.52, and convertible into 246,012 shares of common stock.

On October 7, 2004, Mr. Belding converted $0.4 million of debt held by him into 61,349 shares of Company common stock and on December 7, 2004, Mr. Belding converted an additional $.7 million of debt into 107,362 shares of common stock.  The share price for both transactions was $6.52 per share.  He now holds 668,711 of the Company common shares outstanding, or 9.38%.  Mr. Belding is prohibited by agreement from holding more than 9.9% of the Company’s common shares outstanding.  For 2006, Mr. Belding did not convert any debt.

On November 12, 2004, the Company issued 1,120,000 shares of common stock for $8.25 per share to a group of institutional investors.  These shares were issued with warrants to purchase up to 336,000 shares of common stock at an exercise price of $10.66 per share, exercisable beginning on May 12, 2005 and for a period of five years thereafter.  Using the Black-Scholes valuation model, the Company has determined the valuation of the 336,000 warrants to be approximately $1.6 million, which effectively reduces the amount the institutional investors paid for the 1,120,000 shares of Company common stock to $6.81 per share.  Through June 30, 2006, 45,000 warrants were exercised and converted to 11,187 shares of common stock.  Through September 28, 2006, a total of 116,280 warrants had been converted to 30,187 shares of common stock.  A total of 291,000 and 219,720 warrants remained outstanding at June 30, 2006 and September 28, 2006.

NOTE 12—ACQUISITIONS

On September 1, 2005, the Company completed its acquisition of the assets of Dayton Depot and Red Hawk Sports Bar (“Dayton Depot Casino”) through its subsidiary, Dayton Gaming, Inc., a Nevada corporation, pursuant to an Asset Purchase Agreement dated February 28, 2005 (the “Agreement”).

The preliminary purchase price of $10.9 million (including acquisition costs and excluding cash acquired) was calculated based on EBITDA (earnings before interest, taxes, depreciation and amortization) for Dayton Depot for the twelve months preceding the closing date of the acquisition as prescribed in the Agreement.  The purchase was funded with the payment of $10.3 million in cash and issuance of 69,438 shares of Company stock with a fair market value equal to $10.73 per share at the date of measurement.  The cash paid in connection with the transaction came primarily from an amended and restated credit facility (Note 5), which, in concert with the stock, funded the acquisition including net working capital.  The Company stock issued to the seller contains a two year trading restriction from the date of the acquisition.  The value of the stock issued in the transaction has been recorded at a 20% discount to market value to account for the impact of the trading restriction.

The acquisition has been accounted for as a purchase and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon estimated fair values at the date of acquisition.  As of June 30, 2006, the Company completed its valuing of these assets.

The following table summarizes the preliminary purchase price and the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)
Purchase Price:
Cash	$374
Proceeds from credit facility	10,050
Issuance of common stock	596
Costs of acquisition	231
$11,251
Assets Acquired and Liabilities Assumed:
Current assets	$567
Property, plant and equipment	5,738
Goodwill and intangibles	4,958
Current liabilities	(12)
$11,251

The pro forma consolidated results of operations, as if the acquisition of Dayton Depot had occurred on July 1, 2004 are as follows:

	Year Ended June 30,
(in thousands except per share data)	2006	2005
Net revenues	$93,487	$86,609
Net income	2,513	4,320
Basic net income per share	0.35	0.67
Diluted net income per share	0.33	0.62
Basic shares outstanding	7,084	6,471
Diluted shares outstanding	7,562	6,957

NOTE 13—CONDENSED QUARTERLY RESULTS (UNAUDITED)

(in thousands except per share information)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended June 30, 2006
Net revenues	$24,132	$22,264	$21,001	$25,177
Income from operations	3,176	1,381	776	1,049
Net income	1,824	521	63	23
Net income per share:
Basic	$0.26	$0.07	$0.01	$0.00
Diluted	$0.24	$0.07	$0.01	$0.00
Year Ended June 30, 2005
Net revenues	$21,875	$19,357	$18,716	$21,184
Income from operations	3,125	1,370	802	2,478
Net income	1,640	498	259	1,434	(1)
Net income per share:
Basic	$0.29	$0.08	$0.04	$0.20
Diluted	$0.27	$0.07	$0.03	$0.19

The Company’s Form 10-Q for the three months ended March 31, 2005, stated net revenues of $18.4 million.  Certain royalties paid to gaming purveyors were classified as a reduction to revenue.  Subsequently, the Company reclassified these payments as a gaming expense consistent with current policy.

(1)                                  As restated.  Net income during the fourth quarter of the year ended June 30, 2005, was $1,412.0 thousand as previously reported and $1,434.0 thousand as restated.

NOTE 14—SUBSEQUENT EVENTS

Merger Agreement

On May 16, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Herbst Gaming, Inc. (“Herbst”) and HGI-Casinos, Inc., a Nevada corporation and wholly-owned subsidiary of Herbst (“Merger Subsidiary”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Subsidiary will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Herbst.  Under the terms of the Merger Agreement each outstanding share of the Company’s common stock will be converted into the right to receive $15 in cash, without interest.  Each option to purchase the Company’s common stock that is outstanding and unexercised immediately prior to the effective time of the merger shall be cancelled in exchange for the right to receive from the surviving corporation a lump sum cash payment (without interest) equal to the product of (x) the excess (if any) of (A) $15 over (B) the exercise price per share of the Company’s common stock for such option and (y) the number of shares of the Company’s common stock underlying such option, less applicable withholding taxes.  Subject to the consent of the warrant holders, each warrant to purchase the Company’s common stock that is outstanding and unexercised immediately prior to the effective time of the merger shall be cancelled in exchange for the right to receive from the surviving corporation a lump sum cash payment (without interest) equal to the product of (x) the excess (if any) of (A) $15 over (B) the exercised price per share of the Company’s common stock for such warrant and (y) the number of shares of the Company’s common stock underlying such warrant, less applicable withholding taxes.

The completion of the merger is subject to several conditions, including the receipt of applicable approvals from the Company’s stockholders, the absence of any material adverse effect on the Company’s business, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, and the receipt of gaming approvals.  However, no assurance can be given that all conditions to the consummation of the merger will be satisfied or that the merger will be consummated.

On May 31, 2006 and June 28, 2006, purported stockholder class action lawsuits were filed on behalf of the holders of the Company’s common stock in Nevada district court, in the county of Washoe.  The complaints named the Company and its board of directors as defendants, and alleged that the board of directors breached its fiduciary duties by adopting the merger agreement and approving the merger.

The complaints sought an injunction preventing the completion of the merger, invalidating the merger agreement, and directing the board of directors to obtain a higher per share price for the Company’s common stock.  They further sought the immediate disclosure of the Company’s quarterly results for the quarter ended March 31, 2006, imposition of a constructive trust, and other unspecified costs and damages, including reasonable attorneys’ fees and experts’ fees.

On August 23, 2006, the Company agreed in principle to settle the above lawsuits.  Under the terms of the proposed settlement, all claims relating to the merger agreement and the proposed merger will be dismissed on behalf of the settlement class.  The settlement is subject to court approval.  As part of the proposed settlement the Company has agreed to pay $345,000 to the plaintiffs’ counsel for their fees and expenses, subject to final approval of the settlement and such fees and expenses by the court, and the closing of the merger.  The settlement of the action is not conditioned on the court’s approval of plaintiffs’ application for attorneys’ fees and expenses.  As of

June 30, 2006, the Company has reserved $150,000 related to the deductible which is included in general and administrative expenses.

Pursuant to the proposed settlement, we agreed to modify the Merger Agreement and Plan of Merger as set forth below:

•                                          the “Termination Fee” as defined in Section 7.2(b) will be reduced from $5.0 million to $4.0 million;(1) and

•                                          all references in Section 5.4(d)(x)(D) to “three Business Days” shall be stricken and replaced with the phrase “two Business Days” as said terms are defined.(1)

Also pursuant to the proposed settlement, the Company agreed to make disclosures of certain projections.  Information concerning the proposed merger is set forth in our proxy statement dated July 25, 2006 (our “proxy statement”).  Our proxy statement is supplemented by, and should be read as part of, and in conjunction with, the information filed in our current report on Form 8-K.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in our proxy statement.

On September 1, 2006, the Company’s shareholders approved the proposed acquisition by Herbst, at a special shareholders’ meeting.  Votes to approve the proposed acquisition represented approximately 67% of the company’s outstanding shares.

The Sands Regent anticipates closing the acquisition, pending receipt of gaming approvals and other applicable conditions, by the end of the calendar year 2006.

(1)                                  For explanation of definitions refer to the proxy statement filed on the Company’s Form 8-K, filed with the SEC on August 25, 2006.

NOTE 15—RESTATEMENT

Subsequent to the issuance of the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2005, the Company determined that there were errors in the years prior to July 1, 2003 and in the years ended June 30, 2004 and 2005 relating to its accounting of deferred taxes, tax liabilities and tax provisions.

There were also errors in the classification of negative cash for the year ended June 30, 2005.

As a result, the accompanying Consolidated Balance Sheet as of June 30, 2005, Consolidated Statements of Income, and Consolidated Statements of Cash Flow, and Consolidated Statements of Stockholders’ Equity as of June 30, 2005, June 30, 2004 and July 1, 2003 have been restated to correct these errors.

Effects of the Restatement

A summary of the effects of the restatement including the $246,000 adjustment to beginning Retained Earnings as of July 1, 2003, is as follows:

	June 30, 2005
	As previously reported	As restated
ASSETS
Current Assets
Cash and cash equivalents	$3,272	$4,018
Total current assets	6,349	7,095
Total assets	87,527	88,273
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	2,578	3,324
Federal income tax payable	774	573
Deferred federal income tax liability	338	317
Total current liabilities	8,170	8,694
Deferred Federal Income Tax Liability	2,209	2,636
Total liabilities	28,123	29,074
Stockholders’ Equity
Retained earnings	53,886	53,681
Total stockholders’ equity	59,404	59,199
Total liabilities and stockholders’ equity	87,527	88,273

	Year Ended June 30, 2005
	As previously reported	As restated
Income tax provision	1,928	1,906
Net income	3,809	3,831
Operating Activities
Net income	3,809	3,831
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts payable	(472)	274
Federal income taxes payable/receivable	6	(113)
Deferred federal income taxes	437	534
Net cash provided by operating activities	10,209	10,966
Net increase (decrease) in cash and cash equivalents	(2,171)	(1,425)
Cash and cash equivalents, end of year	3,272	4,018
Retained Earnings Balances, June 30, 2004	50,077	49,850
Net income	3,809	3,831
Retained Earnings Balances, June 30, 2005	53,886	53,681

	Year Ended June 30, 2004
	As previously reported	As restated
Income tax provision	1,154	1,135
Net income	6,891	6,910
Operating Activities
Net income	6,891	6,910
Adjustments to reconcile net income to net cash provided by operating activities:
Federal income taxes payable/receivable	1,379	1,171
Deferred federal income taxes	157	346
Retained Earnings Balances, June 30, 2003	43,186	42,940
Net income	6,891	6,910
Retained Earnings Balances, June 30, 2004	50,077	49,850